Exhibit 99.(p)

PGIM SHORT DURATION HIGH YIELD OPPORTUNITIES FUND

CERTIFICATE OF INITIAL SHAREHOLDER

PGIM Investments LLC, the holder of common shares of beneficial interest as indicated below of PGIM Short Duration High Yield Opportunities Fund, a Maryland statutory trust (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President
Date:	October 13, 2020

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Number of Shares	Amount
PGIM Investments LLC	PGIM Short Duration High Yield Opportunities Fund	5,000	$100,000